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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
FIVE STAR QUALITY CARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FIVE STAR QUALITY CARE, INC. 400 Centre Street Newton, Massachusetts 02458 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2008

To the shareholders of Five Star Quality Care, Inc.:

        Notice is hereby given that the annual meeting of shareholders of Five Star Quality Care, Inc., a Maryland corporation, will be held at 2:30 p.m. on Thursday, May 15, 2008, at 400 Centre Street, Newton, Massachusetts, for the following purposes:

  1.
  To elect one Independent Director in Group I to our Board.

  2.
  To elect one Managing Director in Group I to our Board.

  3.
  To consider and vote upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES FOR DIRECTOR IN ITEMS 1 AND 2.

        We encourage you to contact the firm assisting us in the solicitation of proxies, Innisfree M&A Incorporated, or Innisfree, if you have any questions or need assistance in voting your shares. Banks and brokers may call Innisfree, collect, at (212) 750-5833. Shareholders may call Innisfree, toll free, at (877) 825-8971.

        Shareholders of record at the close of business on March 18, 2008 are entitled to notice of and to vote at the meeting and at any adjournments or postponements thereof.

        This year, new Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders on the internet. You can now access proxy materials and vote at www.proxyvote.com. You may also vote via internet or telephone by following the instructions on that website. In order to vote on the internet or by telephone you must have a shareholder identification number which is being mailed to you on a Notice Regarding the Availability of Proxy Materials.

By Order of the Board,
EVRETT W. BENTON, President
Newton, Massachusetts March 31, 2008

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS THAT YOU RECEIVED IN THE MAIL. YOU MAY ALSO REQUEST A PAPER PROXY CARD AT ANY TIME PRIOR TO MAY 2, 2008 TO SUBMIT YOUR VOTE BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING EXCEPT AS OTHERWISE DISCUSSED IN THE PROXY STATEMENT. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

FIVE STAR QUALITY CARE, INC.
400 Centre Street
Newton, Massachusetts 02458

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Thursday, May 15, 2008

INTRODUCTION

        A notice of the annual meeting of shareholders of Five Star Quality Care, Inc., a Maryland corporation, or the company, is on the preceding page and a form of proxy solicited by our Board of Directors, or our Board, accompanies this proxy statement. This proxy statement and a form of proxy, together with our annual report to shareholders for the year ended December 31, 2007, including our audited financial statements, are first being made available, and a Notice Regarding the Availability of Proxy Materials, or the Notice of Internet Availability, is first being mailed, to shareholders on or about March 31, 2008.

        The annual meeting record date is March 18, 2008. Only shareholders of record as of the close of business on March 18, 2008, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. We had 31,818,144 shares of common stock, $.01 par value per share, or common shares, outstanding on the record date and entitled to vote at the meeting. The holders of our outstanding common shares are entitled to one vote per common share.

        A quorum of shareholders is required to take action at the meeting. The presence, in person or by proxy, of common shares entitled to cast one-third of all the votes entitled to be cast at the meeting will constitute a quorum. Common shares represented by valid proxies will count for the purpose of determining the presence of a quorum for the meeting. Abstentions and "broker non-votes" will be treated as present for purposes of determining the presence of a quorum for the meeting. Failure of a quorum to be present at the meeting will necessitate adjournment of that meeting and will subject us to additional expense.

        The affirmative vote of a majority of our common shares entitled to be cast at the meeting is required for the election of the nominees for Director described in Items 1 and 2.

        The individuals named as proxies on a properly completed proxy will vote in accordance with your directions as indicated thereon. If you properly complete your proxy and give no voting instructions, your shares will be voted "FOR" the nominees for Director in Items 1 and 2.

        Shareholders of record may vote their shares over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability they received in the mail, or, if they requested paper or email copies of proxy materials at any time prior to May 2, 2008, by completing and returning the proxy card, or by attending the meeting and voting in person. Votes provided over the internet or by telephone must be received by 11:59 p.m. eastern daylight time on May 14, 2008.

        If your shares are held in the name of a brokerage firm, bank, nominee or other institution (referred to as "in street name"), you will receive instructions from the street name holder that you must follow in order for you to specify how your shares will be voted. If you do not specify how you would like your shares to be voted, your shares held in street name may still be voted. Certain street name holders have the authority to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items. In the case of non-routine or contested items, the institution holding street name shares cannot vote the shares if it has not received voting instructions. These are considered to be "broker non-votes."

        Items 1 and 2 (election of directors) are considered routine items for which street name shares may be voted without specific instructions. If your street name holder completes and returns a proxy on your behalf, but does not indicate how the common shares should be voted, the common shares represented on the proxy will be voted "FOR" the nominees for Director in Items 1 and 2.

        Abstentions and shares not voted will have the same effect as votes "AGAINST" the nominees for Director in Items 1 and 2.

        If we adjourn the annual meeting, we will announce the time and place of the adjourned meeting at the original meeting, but we will not deliver another notice of the meeting unless it is to be held after July 16, 2008. At any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as they would have been at the original convening of the meeting (except for any proxies which have been effectively revoked or withdrawn).

        IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. Please contact the person responsible for your account and give instructions for a proxy to be completed for your shares. If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Banks and Brokers Call Collect at (212) 750-5833
Shareholders Call Toll Free at (877) 825-8971

        A shareholder of record who has given a proxy may revoke it any time prior to its exercise by delivering to our secretary a written revocation or a duly executed proxy bearing a later date, by voting over the internet or by telephone at a later time in the manner provided on the website indicated in the Notice of Internet Availability, or by attending the meeting and voting his or her common shares in person. If a shareholder of record wants to receive a paper or email copy of the proxy card, he or she may request one at any time prior to May 2, 2008. Votes provided over the internet or by telephone must be received by 11:59 p.m. eastern daylight time on May 14, 2008. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, and you have instructed your brokerage firm, bank, nominee or other institution to vote your shares, you must follow the instructions received from your brokerage firm, bank, nominee or other institution to change those instructions.

        Our website address is included several times in this proxy statement as a textual reference only, and the information in the website is not incorporated by reference into this proxy statement.

Notice Regarding the Availability of Proxy Materials

        In accordance with rules and regulations recently adopted by the Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we may now furnish proxy materials via the internet. Accordingly, all of our shareholders will receive a Notice of Internet Availability which will be mailed on or about March 31, 2008.

        On the date of mailing of the Notice of Internet Availability, shareholders will be able to access all of the proxy materials on the internet at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our annual report to shareholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The website designated contains instructions as to how to vote by internet or over the telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

Items 1 and 2.

ELECTION OF DIRECTORS

        The number of our Directors is currently fixed at five, and our Board is currently divided into three groups, with two Directors in Group I, two Directors in Group II and one Director in Group III. Directors in each group are elected for three year terms and serve until their successors are elected and qualified.

        Our current Directors are Barbara D. Gilmore and Barry M. Portnoy in Group I with a term of office expiring at the meeting to which this proxy statement relates, Arthur G. Koumantzelis and Gerard M. Martin in Group II with a term of office expiring at our 2009 annual meeting of shareholders, and Bruce M. Gans in Group III with a term of office expiring at our 2010 annual meeting of shareholders. The term of the Group I Directors elected at the meeting will expire at our 2011 annual meeting of shareholders.

        Our Directors are also qualified as Independent Directors and Managing Directors. Our Independent Directors are not involved in our day to day activities and qualify as independent under our bylaws and applicable rules of the American Stock Exchange, or AMEX. Our Managing Directors are involved in our day to day activities. Our Board is currently composed of three Independent Directors and two Managing Directors. Ms. Gilmore, Dr. Gans, and Mr. Koumantzelis are our Independent Directors, and Messrs. Portnoy and Martin are our Managing Directors. Biographical information relating to our Directors and other information relating to our Board appears below in this proxy statement.

Item 1:    Election of One Independent Director

        Pursuant to a recommendation of our Nominating and Governance Committee, our Board has nominated Ms. Gilmore for election as an Independent Director in Group I. The term of the Independent Director in Group I elected at the meeting will expire at our 2011 annual meeting of shareholders. The persons named in the accompanying proxy intend to exercise properly executed and delivered proxies "FOR" the election of Ms. Gilmore, except to the extent that properly completed proxies indicate that the votes should be withheld for the nominee.

        Ms. Gilmore has agreed to serve as an Independent Director in Group I if elected. However, if Ms. Gilmore becomes unable or unwilling to accept election to our Board, the proxies will be voted for a substitute nominee designated by our present Board. Our Board has no reason to believe that Ms. Gilmore will be unable to serve.

        Our Board recommends a vote "FOR" the election of Ms. Gilmore as an Independent Director in Group I.

Item 2:    Election of One Managing Director

        Pursuant to a recommendation of our Nominating and Governance Committee, our Board has nominated Mr. Portnoy for election as a Managing Director in Group I. The term of the Managing Director in Group I elected at the meeting will expire at our 2011 annual meeting of shareholders. The persons named in the accompanying proxy intend to exercise properly executed and delivered proxies "FOR" the election of Mr. Portnoy, except to the extent that properly completed proxies indicate that the votes should be withheld for the nominee.

        Mr. Portnoy has agreed to serve as a Managing Director in Group I if elected. However, if Mr. Portnoy becomes unable or unwilling to accept election to our Board, the proxies will be voted for a substitute nominee designated by our present Board. Our Board has no reason to believe that Mr. Portnoy will be unable to serve.

        Our Board recommends a vote "FOR" the election of Mr. Portnoy as a Managing Director in Group I.

SOLICITATION OF PROXIES

        We are paying the cost of this solicitation, including the preparation, printing, mailing and website hosting of proxy materials. We will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our common shares and to obtain their voting instructions. We will reimburse those firms for their expenses. In addition, we have retained Innisfree M&A Incorporated, or Innisfree, to assist in the solicitation of proxies for a fee of $15,000 plus reimbursement for out of pocket expenses. We have agreed to indemnify Innisfree against certain liabilities arising out of our agreement with Innisfree.

DIRECTORS AND EXECUTIVE OFFICERS

        The following are the ages and recent principal occupations, as of March 18, 2008, of our Directors and our executive officers:

Director Nominees for a Term Expiring In 2011

BARBARA D. GILMORE, R.N., Age: 57

        Ms. Gilmore has been one of our Independent Directors since January 2004. Ms. Gilmore has served as a clerk to Judge Joel B. Rosenthal of the United States Bankruptcy Court, Western Division of the District of Massachusetts, since August 2001. Ms. Gilmore is also a registered nurse and practiced and taught nursing for several years before attending law school. Ms. Gilmore has been a director of TravelCenters of America LLC, or TA, since January 2007. Ms. Gilmore is an Independent Director in Group I and, if elected at the meeting, she will serve until our 2011 annual meeting of shareholders.

BARRY M. PORTNOY, Age: 62

        Mr. Portnoy has been one of our Managing Directors since 2001. Mr. Portnoy has been a Managing Trustee of HRPT Properties Trust, or HRPT, Hospitality Properties Trust, or HPT, and of Senior Housing Properties Trust, or SNH, since 1986, 1995 and 1999, respectively. He has been a Managing Director of TA, since 2006. Mr. Portnoy is the majority owner of Reit Management & Research LLC, or RMR, and of RMR Advisors, Inc., or RMR Advisors, an SEC registered investment advisor. Mr. Portnoy has been the Chairman of RMR since 1986, and a director and Vice President of RMR Advisors since 2002. Mr. Portnoy has been a Managing Trustee and portfolio manager of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund, RMR Dividend Capture Fund and RMR Funds Series Trust, since 2002, 2004, 2004, 2004, 2007 and 2007, respectively, and Managing Trustee of RMR Asia Pacific Real Estate Fund and RMR Asia Real Estate Fund, since 2006 and 2007, respectively. Mr. Portnoy is a Managing Director in Group I and, if elected at the meeting, he will serve until our 2011 annual meeting of shareholders.

Continuing Directors

BRUCE M. GANS, M.D., Age: 61

        Dr. Gans has been one of our Independent Directors since 2001. Dr. Gans has been Chief Medical Officer at the Kessler Institute for Rehabilitation since June 2001. He is also a Professor of Physical Medicine and Rehabilitation at University of Medicine and Dentistry of New Jersey—New Jersey Medical School. Dr. Gans is an Independent Director in Group III and will serve until our 2010 annual meeting of shareholders.

ARTHUR G. KOUMANTZELIS, Age: 77

        Mr. Koumantzelis has been one of our Independent Directors since 2001. Mr. Koumantzelis has been the President and Chief Executive Officer of AGK Associates LLC since November 2007 and was the President and Chief Executive Officer of Gainesborough Investments LLC, a private investment company, from June 1998 to April 2007. Mr. Koumantzelis has been a director of TA since January 2007. Mr. Koumantzelis has been a trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund, RMR Asia Pacific Real Estate Fund, RMR Asia Real Estate Fund, RMR Dividend Capture Fund and RMR Funds Series Trust since 2003, 2004, 2004, 2005, 2006, 2007, 2007 and 2007, respectively. Mr. Koumantzelis was a trustee of SNH from 1999 until his resignation in October 2003 and was a trustee of HPT from 1995 until his resignation in January 2007. Mr. Koumantzelis is an Independent Director in Group II and will serve until our 2009 annual meeting of shareholders.

GERARD M. MARTIN, Age: 73

        Mr. Martin has been one of our Managing Directors since 2001. Mr. Martin also has been a Managing Trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E.

Fund, RMR Preferred Dividend Fund, RMR Asia Pacific Real Estate Fund, RMR Asia Real Estate Fund, RMR Dividend Capture Fund and RMR Funds Series Trust since 2003, 2004, 2004, 2004, 2006, 2007, 2007 and 2007, respectively, a director and Vice President of RMR Advisors since 2002, and a director of RMR since 1986. Mr. Martin was a Managing Trustee of SNH from 1999 until his resignation in January 2007. Mr. Martin was a Managing Trustee of HRPT from 1986 until the expiration of his term in May 2006, and a Managing Trustee of HPT from 1995 until his resignation in January 2007. Mr. Martin was a 50% owner of RMR until September 30, 2005 and of RMR Advisors until May 11, 2005. Mr. Martin is a Managing Director in Group II and will serve until our 2009 annual meeting of shareholders.

Executive Officers

EVRETT W. BENTON, Age: 59

        Mr. Benton has been our President and Chief Executive Officer since 2001. Mr. Benton was our Secretary from 2001 to November 2007. Mr. Benton has been a Senior Vice President of RMR since 2006, and was Vice President prior to that time since 2000. Mr. Benton is an attorney and prior to his employment by us and RMR, he served as general counsel and chief administrative officer of a large publicly held healthcare services company and as a practicing attorney. Mr. Benton has announced that effective May 1, 2008 he will resign as our President and Chief Executive Officer to assume certain responsibilities with his church.

ROSEMARY ESPOSITO, R.N., Age: 65

        Ms. Esposito has been our Senior Vice President and Chief Operating Officer since 2001. Ms. Esposito has also been our Chief Clinical Officer since June 2002. Ms. Esposito is a nurse and prior to her employment by us she held various senior positions with other healthcare service companies.

MARYANN HUGHES, Age: 60

        Ms. Hughes has been our Vice President and Director of Human Resources since 2001. Prior to her employment by us she held various senior human resource positions with other healthcare service companies.

BRUCE J. MACKEY JR., Age: 37

        Mr. Mackey has been our Treasurer, Chief Financial Officer and Assistant Secretary since 2001. Mr. Mackey has been a Senior Vice President of RMR since 2006 and was Vice President prior to that time since 2001 and has served in various capacities for RMR and its affiliates before 2001. Mr. Mackey is a certified public accountant. Mr. Mackey will become our President and Chief Executive Officer on May 1, 2008.

TRAVIS K. SMITH, Age: 34

        Mr. Smith has been our General Counsel since January 2007 and was named Vice President and Secretary in November 2007. Prior to his employment by us, Mr. Smith practiced law at Choate Hall & Stewart, LLP, or Choate, from 2000 to 2002, McDermott Will & Emory from 2003 to 2004, and Choate from 2004 to 2006, specializing in business law and healthcare regulatory matters. Mr. Smith has a Juris

Doctor from Boston University School of Law and a Master of Public Health degree from the Harvard School of Public Health

        There are no family relationships among any of our Directors or executive officers. Our executive officers serve at the discretion of our Board.

BOARD OF DIRECTORS

        Our business is conducted under the general direction of our Board as provided by our charter, our bylaws and the laws of the State of Maryland, the state in which we were reincorporated on September 17, 2001.

        Three of our Directors, Bruce M. Gans, M.D., Barbara D. Gilmore and Arthur G. Koumantzelis, are our Independent Directors within the meaning of our bylaws; that is Directors who are not involved in our day to day activities and qualify as independent directors under applicable rules of AMEX. Two of our Directors, Messrs. Portnoy and Martin, are Managing Directors; that is Directors who are involved in our day to day activities.

        In determining the status of those Directors who qualify as Independent Directors, each year our Board affirmatively determines whether Directors have a direct or indirect material relationship with us, including our subsidiaries. When assessing a Director's relationship with us, our Board considers all relevant facts and circumstances, not merely from the Director's standpoint, but from that of the persons or organizations with which the Director has an affiliation. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships.

        Our Board has determined that Dr. Gans, Ms. Gilmore and Mr. Koumantzelis currently qualify as Independent Directors under our bylaws and AMEX rules. In making that determination with respect to these Directors, our Board considered the fact that Mr. Koumantzelis served on the board of SNH, our landlord for 142 of our 161 senior living communities, from 1999 until October 2003, and that Dr. Gans served on the board of SNH from 1999 to 2001. Our Board also considered each of these three Independent Directors' service in other enterprises and on the boards of other publicly traded companies managed or advised by RMR and its affiliates. Our Board has concluded that none of these Directors possessed or currently possesses any relationship that could impair his or her judgment in connection with his or her duties and responsibilities as Directors or that could otherwise be a direct or indirect material relationship under AMEX standards.

        During 2007, our Board held nine meetings, our Audit Committee held nine meetings, our Compensation Committee held four meetings, our Nominating and Governance Committee held one meeting and our Quality of Care Committee held four meetings. During 2007, each Director attended 75% or more of the total number of meetings of our Board and any committee of which he or she was a member during the time in which he or she served on our Board or such committee. All of our Directors attended last year's annual meeting of shareholders.

        Pursuant to our Governance Guidelines, our Independent Directors meet at least once each year without management. The presiding Director at these meetings is the Chair of our Audit Committee, unless the Independent Directors in attendance select another Independent Director to preside.

BOARD COMMITTEES

        We have a standing Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Quality of Care Committee, each of which has a written charter. With the exception of the Quality of Care Committee, each of the above committees is comprised of Dr. Gans, Ms. Gilmore and Mr. Koumantzelis, who are independent under our bylaws and applicable AMEX listing standards and each committee's respective charter. Dr. Gans, Ms. Gilmore and Mr. Martin constitute our Quality of Care Committee.

        The primary function of our Audit Committee is to select our independent registered public accounting firm and to assist our Board in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm's qualifications and independence; and (4) the performance of our internal audit function. Our Board has determined that Mr. Koumantzelis is our Audit Committee financial expert and is "independent" as defined by the rules of the SEC and the AMEX. Our Board's determination that Mr. Koumantzelis is a financial expert was based upon his prior experiences as: (i) a certified public accountant who audited several publicly owned companies; (ii) the chief financial officer of a company required to file SEC reports; (iii) a member of our Audit Committee and of the audit committees of other publicly owned companies; and (iv) president and chief executive officer of Gainesborough Investments LLC and its affiliates, which own significant positions in both public and private companies, from 1998 until April 2007.

        Our Compensation Committee's primary responsibilities include: (1) evaluating the services provided by individuals who serve as our Chief Executive Officer, Treasurer, other executive officers and our Director of Internal Audit; (2) determining the compensation, including awards under our equity based incentive compensation plans, paid to our Chief Executive Officer and our Director of Internal Audit and the costs of our internal audit function generally; (3) evaluating compensation paid to our other officers and employees; (4) reviewing, evaluating and approving our management and administrative service agreement(s); (5) evaluating the performance by any manager and administrative services provider, and compensation paid under any management and administrative service agreement(s); and (6) evaluating, approving and administering awards under our equity based incentive compensation plans. The Compensation Committee is delegated the powers of our Board necessary to carry out these responsibilities.

        The members of our Compensation Committee generally meet twice a year to review and consider recommendations from our Chief Executive Officer and Chief Financial Officer regarding the cash compensation to be paid to our executive officers. Generally, our Chief Executive Officer and Chief Financial Officer present our Compensation Committee with certain data, discuss the contributions made by our executive officers to the company and make a formal recommendation regarding the appropriate compensation for each of our executive officers. Our Compensation Committee determines the base salary and cash bonus for our Chief Executive Officer and makes recommendations to our Board regarding base salaries and cash bonuses for the executive officers other than our Chief Executive Officer.

        Annually, typically in September, the Chair of our Compensation Committee meets with our Managing Directors and the chairs of the compensation committees of the other public companies for which RMR provides services. The purpose of this meeting is, among other things, to discuss compensation philosophy and factors which may affect compensation decisions, to provide a comparative understanding of potential share grants by us and the other affected companies and to hear and consider recommendations from our Managing Directors concerning potential share grants. Subsequent to this meeting, the members of the Compensation Committee hold a meeting at which the Chair provides a report of the information discussed with the Managing Directors and others and makes recommendations for share grants to executive officers. Our executive officers have not participated in these meetings. Our Compensation Committee then discusses these recommendations and other factors, including the recommendations of our Chief Executive Officer and our Chief Financial Officer with respect to cash compensation, and determines the amount of the share awards. Our Compensation Committee has not engaged compensation consultants to participate in the determination or recommendation of the amount or form of executive compensation.

        The responsibilities of our Nominating and Governance Committee include: (1) identification of individuals qualified to become members of our Board and recommending to our Board the Director nominees for each annual meeting of shareholders or when vacancies occur; (2) development, and recommendation to our Board, of governance guidelines; and (3) evaluation of the performance of our Board.

        The primary function of our Quality of Care Committee is to review the quality of healthcare services we provide to our customers.

        The charter of each of our standing committees provides that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees are subject to the provisions of the applicable committee's charter.

        Our policy with respect to Board members' attendance at our annual meetings of shareholders can be found in our Governance Guidelines, the full text of which appears at our website at www.fivestarqualitycare.com. In addition to our Governance Guidelines, copies of the charters of our Audit, Compensation, Nominating and Governance and Quality of Care Committees, as well as our Code of Business Conduct and Ethics, may be obtained free of charge by writing to our Secretary, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458 or at our website, www.fivestarqualitycare.com.

COMMUNICATIONS WITH DIRECTORS

        Any shareholder or other interested person who desires to communicate with our Independent Directors or any Directors, individually or as a group, may do so by filling out a report at our website (www.fivestarqualitycare.com), by calling our toll free confidential message system at (866) 230-1286, or by writing to the party for whom the communication is intended, care of our Director of Internal Audit, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458. Our Director of Internal Audit will then deliver any communication to the appropriate party or parties.

SELECTION OF CANDIDATES FOR DIRECTORS;
SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND PROPOSALS

        Our Board has established Governance Guidelines which, among other matters, set forth the qualifications for service on our Board. These guidelines may be changed from time to time by our Board upon the recommendation of our Nominating and Governance Committee. Our Board makes nominations of persons to be elected by shareholders as Directors. Our Board also elects Directors to fill Board vacancies which may occur from time to time. In both these circumstances, our Board will act upon recommendations made by our Nominating and Governance Committee.

        In considering candidates to serve as Directors, our Nominating and Governance Committee seeks individuals who have qualities which the Committee believes may be effective in serving our long term best interests. Among the characteristics which the Committee considers are the following: the quality of the candidate's past services to us, if any; the business and personal experiences of the candidate and their relevance to our business; the reputation of the candidate for integrity; the reputation of the candidate for intelligence, sound judgment, the ability to understand complex financial issues and to make meaningful inquiries; the willingness and ability of the candidate to devote sufficient time to Board business; the familiarity of the candidate with the responsibilities of service on the board of a publicly owned company; the qualification of the candidate to be either an Independent Director or a Managing Director; and other matters that the Nominating and Governance Committee deems appropriate. An "Independent Director" is one who is not involved in our day to day activities and qualifies as independent under our bylaws and applicable rules of the AMEX. A "Managing Director" is a Director who is not an Independent Director and who has been involved in our day to day activities for at least one year prior to his or her election. In seeking candidates for Directors who have not previously served as our Directors, the Nominating and Governance Committee may use the business, professional and personal contacts of its members, it may accept recommendations from other Board members, and, if it considers it appropriate, the Nominating and Governance Committee may engage a professional search firm.

        In 2007, we did not pay any third party to identify or to assist in the evaluation of any candidate for election to our Board. We did not receive any shareholder recommendations or nominations for our Board for the 2008 annual meeting, except the nominations made by our Board which includes Board members who are shareholders of record.

        Shareholder recommendations for nominees.    It is the policy of our Nominating and Governance Committee to consider candidates for election as Directors who are recommended by our shareholders of record who are entitled to make nominations of persons for election to our Board at the applicable meeting and who have timely and properly provided a notice of a recommendation for a nominee. The notice for a recommendation for a nominee must be delivered to our secretary and to the Chair of our Nominating and Governance Committee at our principal executive offices not later than the time that a notice of a nomination must be provided to our secretary as described below for the applicable meeting. Any such notice must be accompanied by the same information, copies of share certificates and other documents as described below. In considering shareholder recommendations for nominees, the Nominating and Governance Committee may request additional information concerning the nominee or the nominating shareholder or shareholder associated person (as defined below).

        Shareholder nominations and proposals at annual meetings.    Under our bylaws, in order for a shareholder to be entitled to nominate a person for election to our Board at an annual meeting of shareholders or to propose any other item of business to be considered by shareholders at an annual meeting, such shareholder must (1) be a shareholder of record at the time of giving of notice described below and at the time of the annual meeting, (2) be entitled to vote at the meeting, (3) timely and properly give the notice described below, and (4) otherwise comply with the terms and provisions of our bylaws.

        For nominations for election to our Board or other business to be properly brought before an annual meeting by a shareholder of record, the shareholder of record must have given timely notice thereof in writing to our secretary and such other business must otherwise be a proper matter for action by shareholders. To be timely, a notice from a shareholder of record must set forth all information required below and must be delivered to our secretary at our principal executive offices not later than 5:00 p.m. (Eastern Time) on the 90th day nor earlier than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting. In the event that the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the proxy statement for the preceding year's annual meeting, notice by the shareholder of record to be timely must be so delivered not earlier than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting and not later than 5:00 p.m. (Eastern Time) on the later of: (1) the 90th day prior to the date of such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made by us. In no event will the postponement or adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above.

        No shareholder is entitled to give such a notice of a nomination for election to our Board or of other business to be properly brought before an annual meeting or to make a recommendation for a nomination, unless such shareholder is a shareholder of record at the relevant times described above and holds share certificates for all shares of our stock owned by such shareholder, and a copy of each such share certificate must accompany such shareholder's notice to our secretary in order for such notice to be effective.

        A notice from a shareholder of record referred to in the preceding paragraph must set forth:

  •
  as to each individual whom the shareholder of record proposes to nominate (or recommend, as the case may be) for election or reelection as a Director, or a proposed nominee, and any proposed nominee associated person (as defined below) (1) the name, age, business address and residence address of such proposed nominee and the name and address of such proposed nominee associated person, (2) the class, series and number of any shares of our stock that are beneficially owned or owned of record by such proposed nominee or by such proposed nominee associated person, (3) a statement of whether such proposed nominee is proposed for nomination as an Independent Director a Managing Director, and a description of such proposed nominee's qualifications to be an Independent Director or Managing Director, as the case may be, (4) the date such shares were acquired and the investment intent of such acquisition, (5) a description of all purchases and sales of our securities by such proposed nominee or by such proposed nominee associated person during the previous 12 month period, including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved, (6) a description of all derivative transactions (as defined below) by such proposed nominee or by such proposed nominee associated person during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, the transactions, such description to include all information that such proposed nominee or proposed nominee associated person would be required to report on an insider report (as defined below) if such proposed nominee or proposed nominee associated person were a Director or the beneficial owner of more than 10 percent of the shares of the company at the time of the transactions, (7) to the extent known by such proposed nominee, the name and address of any other person who owns, of record or beneficially, any shares of our stock and who supports the proposed nominee or such proposed nominee associated person for election or reelection as a Director, (8) all other information relating to such proposed nominee or such proposed nominee associated person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and (9) such proposed nominee's notarized written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

  •
  as to any other business that the shareholder of record proposes to bring before the meeting, (1) a description of such business, (2) the reasons for proposing such business at the meeting and any material interest in such business of such shareholder or any shareholder associated person (as defined below), including any anticipated benefit to such shareholder or any shareholder associated person therefrom and (3) a representation that such shareholder intends to appear in person or by proxy at the meeting to bring the business before the meeting;

  •
  as to the shareholder of record giving the notice and any shareholder associated person, (1) the class, series and number of all shares of our stock which are owned of record by such shareholder or by such shareholder associated person, if any, and (2) the class, series and number of, and the nominee holder for, all shares of our stock owned beneficially but not of record by such shareholder or by such shareholder associated person, if any;

  •
  as to the shareholder of record giving the notice and any shareholder associated person covered in the second and third bullet points above, (1) the name and address of such shareholder as they appear on our share ledger; and the current name and address, if different, of such shareholder or shareholder associated person and (2) the investment strategy or objective, if any, of such shareholder or shareholder associated person and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such shareholder or shareholder associated person;

  •
  as to the shareholder of record giving the notice and any shareholder associated person covered in the second and third bullet points above, (1) a description of all purchases and sales of our securities by such shareholder or shareholder associated person during the previous 12 month period including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved and (2) a description of all derivative transactions by such shareholder or shareholder associated person during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, the transactions, such description to include all information that such shareholder or shareholder associated person would be required to report on an insider report if such shareholder or shareholder associated person were a Director or the beneficial owner of more than 10 percent of the shares of the company at the time of the transactions; and

  •
  to the extent known by the shareholder of record giving the notice, the name and address of any other person who owns, beneficially or of record, any shares of our stock and who supports the nominee for election or reelection as a Director or the proposal of other business on the date of such shareholder's notice.

        As used above,

  •
  a "shareholder associated person" of any shareholder means (1) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (2) any beneficial owner of shares of our stock owned of record, or beneficially, by such shareholder and (3) any person controlling, controlled by or under common control with such shareholder or shareholder associated person;

  •
  a "proposed nominee associated person" of any proposed nominee means (1) any person acting in concert with such proposed nominee, (2) any beneficial owner of shares of our stock owned of record or beneficially by such proposed nominee and (3) any person controlling, controlled by or under common control with such proposed nominee or proposed nominee associated person;

  •
  a "derivative transaction" by any person means (1) any transaction in, or arrangement, agreement or understanding with respect to, any option, warrant, convertible security, stock appreciation right or similar right with an exercise, conversion or exchange privilege, or settlement payment or mechanism related to, any security of the company, or similar instrument with a value derived in whole or in part from the value of a security of the company, in any such case whether or not it is subject to settlement in a security of the company or otherwise or (2) any transaction, arrangement, agreement or understanding which included or includes an opportunity for such person, directly or indirectly, to profit or share in any profit derived from any increase or decrease in the value of any security of the company, to mitigate any loss or manage any risk associated with any increase or decrease in the value of any security of the company or to increase or decrease the number of securities of the company which such person was, is or will be entitled to vote, in any such case whether or not it is subject to settlement in a security of the company or otherwise; and

  •
  an "insider report" means a statement required to be filed pursuant to Section 16 of the Exchange Act (or any successor provisions) by a person who is a Director or who is directly or indirectly the beneficial owner of more than 10 percent of the shares of our stock.

        At the same time as or prior to the submission of any shareholder nomination or proposal of business to be considered at an annual or special meeting that, if approved and implemented by us, would cause us to be in breach of any of our covenants in any existing or proposed debt instrument, agreement or other material contract or agreement, the proponent shareholder or shareholders must submit to our secretary at our principal executive offices (1) evidence satisfactory to our Board of the lender's or contracting party's willingness to waive the breach of covenant or (2) a plan for repayment of the indebtedness to the lender or correcting the contractual default, specifically identifying the actions to be taken or the source of funds to be used in the repayment, which plan must be satisfactory to our Board in its discretion.

        At the same time or prior to the submission of any shareholder nominations or proposal of business to be considered at an annual or special meeting that, if approved, could not be implemented by us without notifying or obtaining the consent or approval of any federal, state, municipal or other regulatory body, the proponent shareholder or shareholders must submit to our secretary at our principal executive offices (1) evidence satisfactory to our Board that any and all required notices, consents or approvals have been given or obtained, including without limitation such evidence as the Board of Directors may require so that any nominee may be determined to satisfy any suitability or other requirements, or (2) a plan for making the requisite notices or obtaining the requisite consents or approvals, as applicable, prior to the implementation of the proposal or election, which plan must be satisfactory to our Board in its discretion.

        If information submitted pursuant to these requirements by any shareholder proposing a nominee for election as a Director or any proposal for other business at a meeting of shareholders is incomplete or inaccurate, any authorized officer or our Board of Directors or any committee thereof may treat such information as not having been provided in accordance with the procedures described above and in our bylaws. Upon written request by our secretary or our Board or any committee thereof, any shareholder proposing a nominee for election as a Director or any proposal for other business at a meeting of shareholders must provide, within three business days of delivery of such request (or such other period as may be specified in such request), (i) written verification, satisfactory to any authorized officer or our Board or any committee thereof, in his, her or its sole discretion, to demonstrate the accuracy of any information submitted by the shareholder and (ii) a written update, to a current date, of any information submitted by the shareholder pursuant to the procedures described above and in our bylaws as of an earlier date. If a shareholder fails to provide such written verification or such written update within such period, any authorized officer or our Board or any committee thereof may treat the information as to which written verification or written update was requested as not having been provided in accordance with the procedures described above and in our bylaws. We are not required to request clarification or updating of the information provided by any shareholder, but our Board of Directors, a committee thereof or our secretary acting on behalf of our Board or committee may do so in its discretion.

        Additional requirements for shareholder nominations and proposals appear in our bylaws. Only such individuals who are nominated in accordance with the procedures described above and in our bylaws will be eligible for election by shareholders as Directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth above and in our bylaws. The chairperson of the shareholders meeting will have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these procedures and, if any proposed nomination or other business is not in compliance with these procedures, to declare that such defective nomination or proposal be disregarded.

        A shareholder submitting any nominations or proposals of business to be considered at an annual or special meeting must also comply with all applicable requirements of state law and the Exchange Act and the rules and regulations thereunder with respect to matters set forth above and in our bylaws. Nothing in the above described procedures will be deemed to require that a shareholder nomination of an individual for election to our Board or a shareholder proposal relating to other business be included in our proxy statement except as may be required by law.

        Our Board may from time to time require any individual nominated to serve as a Director to agree in writing with regard to matters of business ethics and confidentiality while such nominee serves as a Director, such agreement to be on the terms and in a form determined satisfactory by our Board, as amended and supplemented from time to time in the discretion of our Board. The terms of such an agreement may be substantially similar to our code of business conduct and ethics or any similar code promulgated by us or may differ from or supplement such code.

        For purposes of the foregoing, "public announcement" means disclosure in (1) a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or any other widely circulated news or wire service or (2) a document publicly filed by us with the SEC pursuant to the Exchange Act.

        2009 annual meeting deadlines.    To be eligible for consideration at our 2009 annual meeting, shareholder nominations of a candidate (or candidates) to be elected as a Director (or Directors) must be received at our principal executive offices in the manner described above and in our bylaws, no earlier than December 1, 2008 and no later than December 31, 2008. Shareholder nominations must also be made in compliance with the informational requirements about the nominee and the nominating shareholder of record, be accompanied by the copies of the documents described above and in our bylaws, and otherwise conform to the requirements as set forth above and in our bylaws. Shareholder nominations which are recommended by our Nominating and Governance Committee and supported by our Board will appear in our 2009 proxy statement. Shareholder nominations which are properly made in accordance with the procedures set forth above and in our bylaws but are not recommended by our Nominating and Governance Committee or are not supported by our Board will not, unless required by law, appear in our 2009 proxy statement, but they may be considered at our annual meeting.

        Under our bylaws and the rules and regulations of the SEC, to be eligible for inclusion in the proxy statement for our 2009 annual meeting, shareholder proposals other than nominations must be received at our principal executive offices no later than December 1, 2008, and must otherwise satisfy the conditions for inclusion described above and those under our bylaws and SEC rules and regulations. Proposals by shareholders of record intended for presentation at the 2009 annual meeting but not intended to be included in our proxy statement for that meeting, other than nominations, must be received at our principal executive office no earlier than December 1, 2008 and no later than December 31, 2008, and must meet all the other requirements described above and those under our bylaws and SEC rules and regulations.

        Copies of our bylaws, including the provisions which concern the requirements for shareholder nominations and proposals, may be obtained by writing to our Secretary, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

        Our compensation program for our executive officers consists of a combination of base salary, discretionary cash bonus, discretionary equity compensation and various benefits, including a 401(k) plan and medical insurance plans. We designed our compensation program to attract and retain experienced and well-qualified executives and to motivate them to enhance long term shareholder value. We believe that each executive officer's compensation should reflect our overall performance and the performance of the executive officer and that the compensation level for our executive officers should be competitive with compensation generally being paid to executives in the senior living industry to ensure our ability to attract and retain well qualified executives.

        The mix of base salary, cash bonus and equity compensation that we pay to our executive officers varies depending upon position, and our Compensation Committee does not follow a set formula or specific guidelines in determining how to allocate among the compensation components. Generally, our Compensation Committee takes into account our historical compensation practice and the comparative data of compensation practices of other companies in our industry in determining the allocation of compensation among base salaries, cash bonuses and equity compensation for each executive officer. It has been the practice of our Compensation Committee to maintain salary and equity compensation awards at substantially similar levels to prior years with relatively modest increases to reflect cost of living or industry changes, with the cash bonus element changing the most year over year to reflect the officer's individual performance and the company's growth.

Our Methodology for Determining Compensation

        Performance Metrics and Other Company Data.    Our Compensation Committee, which consists solely of Independent Directors, considers several aspects of our company's performance in determining compensation for our executive officers, and attempts to balance the compensation level for an individual executive officer against his or her specific job requirements, including the individual's level of influence on obtaining corporate objectives. In evaluating performance, our Compensation Committee considers the following performance metrics: our total revenues; our total number of senior living communities, pharmacies and rehabilitation hospitals; our total number of employees; our earnings before interest, taxes, depreciation, amortization and rent, or EBITDAR; management of our general and administrative costs, or G&A; G&A and EBITDAR as a percentage of revenues; our earnings or losses; and our share price.

        In reviewing these performance metrics, our Compensation Committee considers historical data, data from the most recent fiscal year, projected data for the current fiscal year and year over year comparisons. Our Compensation Committee believes the foregoing performance metrics are appropriate measures of our performance. Although our Compensation Committee considers each of the foregoing metrics and does not follow a specific formula or set of pre-established thresholds, it weighs some metrics, such as our EBITBAR and earnings, more heavily than others. In 2007, certain financial or other measures were more relevant to performance of certain officers and thus weighed more heavily for that particular officer. For example, for our Vice President of Human Resources, the growth in the number of employees was a more significant factor in measuring her performance and the responsibilities of her position.

        In addition to the foregoing performance metrics, our Compensation Committee takes into account our historical compensation data, including base salary, the number of restricted common shares granted in prior years, the market value of restricted common shares granted in prior years, cash bonuses, total compensation and cash bonuses as a percentage of total compensation. In 2006 the Compensation Committee made a determination to increase the stock awards to executive officers and established a longer vesting period for these shares compared to prior years' grants. Our Compensation Committee also considers the compensation that our Chief Executive Officer and Chief Financial Officer receive as officers of RMR. This compensation is considered when looking at the total compensation of the two executive officers in relation to their peer group. Further, our Compensation Committee considers the annual recommendations of our Chief Executive Officer, Chief Financial Officer and the Managing Directors.

        Benchmarking.    We attempt to keep our compensation programs competitive by comparing them with other public companies in the senior living industry. To benchmark the appropriateness and competitiveness of our compensation programs, we compare preliminary recommendations based on the performance metrics and other company data described above to total compensation data, including data for base salaries, bonuses, equity compensation and other compensation, from a group of companies, consisting in 2007 of: Extendicare Health Services, Inc.; Kindred Healthcare, Inc.; Sun Healthcare Group, Inc.; Emeritus Corporation; Assisted Living Concepts, Inc.; Capital Senior Living Corporation; Manor Care, Inc.; and Brookdale Living Communities, Inc.

        We selected these companies for benchmarking because they have businesses similar to ours and because we believe that these companies recruit individuals to fill senior management positions who have similar skills and background to those we seek to recruit and employ. We added one company and deleted another from this group in 2007 because we believed these changes created a more appropriate representation of our peer companies. The compensation data for the comparable companies covers only those individuals for whom compensation information is disclosed publicly; therefore, the data is typically one year in arrears (for example, in making compensation decisions for 2007, we evaluated compensation data for these companies for 2006) and generally only includes the five most highly compensated officers at each company, which typically correlates to our executive officers.

        Our Compensation Committee also reviews and considers compensation data which we receive from two consulting firms, Watson, Wyatt and Company and Hewitt Associates. The compensation data we receive consists of information for companies that have annual revenues similar to ours but that are not necessarily in the senior living industry. As with the data for the comparable companies listed above, the data from the consulting firms is typically one year in arrears. The reports we receive do not list the companies which are included in the data presented. The Hewitt Associates report presents average 2007 base salary and bonus information for top officers of companies from all industries with annual revenues of $500 million to $999 million and also separately those with revenues from $1 billion to $2.5 billion. The Watson, Wyatt report presents the 60th percentile of 2007 base salary, bonus and all other compensation information for the top officers in companies from all industries with $750 million in revenues as well as separately for companies in the healthcare industry with greater than 5,000 employees. The data provided by these consulting firms covered chief executive, chief financial and chief operating officers, as well as vice presidents of human resources and, for certain data, general counsels.

        Because the comparative compensation information is just one of several tools used in setting executive compensation, our Compensation Committee has discretion in determining the nature and extent of its use. The Compensation Committee uses this information as a data point but does not target our executive compensation within a set range or percentile of these peers. The Compensation Committee looks at the total compensation of our executive officers against total compensation in the peer group, rather than comparing each element of compensation separately. In prior years, including 2007, our Compensation Committee has used the benchmarks provided by the peer group data and consulting firms discussed above to ensure that our executive officer compensation as compared to that group is within a range that they consider to be reasonable. Our executive officer total compensation has been consistently below that of comparable officers of most of the companies in the peer group and consulting firm data, but we believe it to be reasonable.

Our Executive Compensation Program

        General Considerations for Total Compensation.    In determining our executive officers' base salaries, equity compensation and cash bonuses for 2007, in addition to the data described above, our Compensation Committee considered cost of living changes as well as certain of our initiatives, including, without limitation: our completion and integration of acquisitions; the termination of certain of our long term management agreements with Sunrise Senior Living Services, Inc., which resulted in our operating directly those communities formerly managed by that manager; the two rehabilitation hospitals we began to operate in October 2006; certain cost reduction programs implemented by our executive officers; and their continued responses to industry and economic factors which impacted our business.

        Among the subjective factors our Compensation Committee considered in making salary, equity compensation and bonus determinations were our executive officers' abilities to provide leadership, develop our business, promote our image with our residents and shareholders and manage our growth. Based on these factors, the performance measures described above and the comparison to benchmarking data, our Compensation Committee increased bonuses to reflect the growth in both company and individual metrics over last year, increased stock awards and marginally increased salary to end up with an overall compensation package for our executive officers which the Committee believes is reasonable and appropriate in relation to compensation levels paid to officers of similar stature at our peer companies.

        Differences in salary, cash bonus or equity incentive awards among our named executive officers are based on different levels of responsibility of those officers and analysis of relative total compensation of officers in peer group companies with similar roles or responsibilities. In 2007, our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer were paid higher base salaries, cash bonuses and equity compensation than our other executive officers because their oversight and overall responsibilities are significantly greater than the other executive officers. In 2007, our Chief Executive Officer received a higher cash bonus and equity compensation award than all other officers primarily due to the fact that he has a significantly higher level of responsibility and oversight than any other named executive officer.

        Cash Bonuses.    The cash bonuses that we pay to our executive officers are discretionary. Our Compensation Committee makes determinations annually based on the recommendations of management which are based upon the performance metrics described above and each officer's accomplishments for the year. Our Compensation Committee reviews these recommendations and compares the total proposed compensation inclusive of bonus to the benchmarking data in the manner described above under "Our Methodology for Determining Compensation" to ensure the total compensation of our executive officers is within a range of reasonableness. Our Compensation Committee generally makes determinations on cash bonuses following the release of our earnings for our third fiscal quarter. Our Compensation Committee makes cash bonus determinations at this time of year because we believe doing so enables the Compensation Committee to consider our overall projected performance and the projected performance of each officer for the current fiscal year, as well as its expectations for the upcoming fiscal year. Historically, and in 2007, our Compensation Committee increases cash bonuses more than the other elements of compensation to reflect individual and company performance.

        Equity Compensation.    We award shares under our 2001 Stock Option and Stock Incentive Plan, as amended, or Stock Plan, to recognize our executive officers' scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of our executives with our other shareholders and motivate the executives to continue to provide services to us through the term of the awards.

        Under its charter, our Compensation Committee administers our Stock Plan and determines what grants of common shares, options or other rights are to be made. In granting or making recommendations regarding common shares, options or other rights, our Compensation Committee may consider factors such as (1) the scope of responsibility of each individual, (2) the amount of common shares previously granted to each executive officer, (3) the amount of common shares previously granted to persons performing similar services for us as are currently preformed by each recipient; (4) the fair market value of our common shares, (5) the amount of time spent, the complexity of the duties, and (6) the recommendations of our officers and Managing Directors.

        We grant restricted common shares instead of stock options to our executive officers for several reasons, including:

  •
  The fact that restricted common share grants permit us to issue fewer total common shares than stock option grants, thereby reducing potential dilution; and

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  The negative public perception surrounding stock options in light of recent stock option back dating controversies.

        Our Compensation Committee generally determines these share awards each year after the release of our earnings for our third fiscal quarter. Our Compensation Committee makes equity grant determinations at this time of year because we believe it enables the Compensation Committee to consider our overall projected performance and the projected performance of each officer for the current fiscal year, as well as its expectations for the upcoming fiscal year. The fair market value of the shares granted is based on the closing price of our common shares on the AMEX on the date of grant. The proximity of any grants to market events (other than the release of our third quarter earnings, as noted above) is coincidental.

        The Compensation Committee has imposed, and may impose, vesting and other conditions on granted common shares, options or other rights because we believe that time vesting encourages recipients of share awards to remain with us. Prior to 2006, the Compensation Committee generally imposed a vesting schedule on awards to executive officers under which one third of the shares vested immediately and the remaining shares vested in two equal annual installments commencing on the first anniversary of the date of grant. For award grants since the beginning of 2006, the Committee determined to use a vesting schedule under which one fifth of the shares vested immediately and the remaining shares vested in four equal consecutive annual installments commencing on the first anniversary of the date of grant. The Committee made this change to provide our executive officers an incentive to provide services for a longer term and in consideration of the tax treatment of the share grants to us and to the recipients. In the event an executive officer granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, we may repurchase the common shares which have not yet vested for nominal consideration.

        We believe granting restricted common shares foster a continuing identity of interest between management and our shareholders. We do not have stock ownership guidelines or a stock retention policy for our executive officers.

        The value of our 2007 stock awards is higher than the value of our 2006 stock awards because the price of our shares is higher and because we granted more shares to our executives in 2007 in order to achieve a total compensation package for our executive officers within a range of reasonableness of our benchmarking data.

        Perquisites and Other Benefits.    Our executive officers are entitled to participate in our benefit plans on the same terms as our other employees. These plans include our medical, dental and life insurance plans and our 401(k) plan, which is a non contributory plan. We do not have a pension plan and do not offer any retirement benefits to our executive officers other than our 401(k) plan, nor do we provide change in control or severance protection to our executive officers. None of our executive officers receive or have received any perquisites or other personal benefits from us. We believe that these additional benefits are not necessary to instill loyalty in our executive officers to us or to incentivize them to act in our best interests.

        Employment Agreements and Other Arrangements.    We do not have employment or severance agreements with any of our executive officers.

        Other Compensation.    In 2007, Messrs. Benton and Mackey each devoted a substantial majority of their business time to providing services as our officers and employees; however, Messrs. Benton and Mackey also dedicated some of their business time to providing services to RMR and to other companies affiliated with RMR and Mr. Mackey is expected to continue to do so in 2008. Therefore, in addition to receiving compensation paid by us, each of Messrs. Benton and Mackey received compensation for these separate services to RMR from RMR and equity compensation from certain companies affiliated with RMR.

        Management Changes Since the End of 2007.    After the end of the year, our Chief Executive Officer announced he will resign effective May 1, 2008 and our Board appointed our Chief Financial Officer to the position of Chief Executive Officer effective May 1, 2008. Although this may result in subsequent revisions to compensation packages later in the year, no material compensation adjustments have yet been made as a result of these management changes.

Compensation Committee Report

        The undersigned members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with the company's management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the company's Annual Report on Form 10-K for the year ended December 31, 2007.

                      COMPENSATION COMMITTEE
                      Barbara D. Gilmore, Chair
                      Bruce M. Gans, M.D.
                      Arthur G. Koumantzelis

COMPENSATION TABLES

        The following tables provide (1) summary 2007 and 2006 compensation information relating to our executive officers, (2) information with respect to incentive share awards made to, or held by, our named executive officers during the periods or at the dates specified below and (3) compensation information relating to our Directors for 2007. Our named executive officers consist of our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers in our company, the compensation of whom is required to be reported herein under the rules of the SEC.

SUMMARY COMPENSATION TABLE FOR 2007 AND 2006

Name and Principal Position	Year	Salary($)		Bonus($)		Stock Awards ($)(1)		All Other Compensation ($)(2)	Total($)
Evrett W. Benton President, Chief Executive Officer and Secretary	2007 2006	$ $	299,038 225,039	$ $	550,000 500,000	$ $	164,322 157,524	$1,290 —	$ $	1,014,465 882,563
Rosemary Esposito Senior Vice President and Chief Operating Officer	2007 2006	$ $	299,038 249,615	$ $	310,000 250,000	$ $	70,192 66,790	$1,979 —	$ $	681,209 566,405
Bruce J. Mackey Jr. Treasurer, Chief Financial Officer and Assistant Secretary	2007 2006	$ $	249,038 200,000	$ $	300,000 250,000	$ $	82,161 78,759	$1,348 —	$ $	632,547 528,759
Maryann Hughes Vice President and Director of Human Resources	2007 2006	$ $	222,341 194,614	$ $	110,000 100,000	$ $	26,590 29,335	$207 —	$ $	359,138 323,949
Travis K. Smith Vice President, General Counsel and Secretary	2007		$191,154		$75,000		$8,900	$103		$275,057

(1)
Represents the value based upon the closing price on the date of grant in 2007, 2006 and prior years of shares vesting in 2007 or 2006, as applicable. This is also the compensation cost recognized by us in the applicable year for purposes of FAS 123R. No assumptions are used in this calculation.

(2)
Amounts included in All Other Compensation reflect the company paid portion of executive officer life insurance premiums.

GRANTS OF PLAN BASED AWARDS FOR 2007
(Shares granted in 2007, including vested and unvested grants)

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock and Option Awards(1)
Evrett W. Benton	11/19/07	30,000 Common Shares	$267,000
Rosemary Esposito	11/19/07	15,000 Common Shares	$133,500
Bruce J. Mackey Jr	11/19/07	15,000 Common Shares	$133,500
Maryann Hughes	11/19/07	5,000 Common Shares	$44,500
Travis K. Smith	11/19/07	5,000 Common Shares	$44,500

(1)
Represents the value based upon the closing price on the date of grant, which is also the grant date fair value under FAS 123R. No assumptions are used in this calculation.

        Incentive share awards granted by us to executive officers in 2007 provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. In the event a recipient granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, we may repurchase the common shares which have not yet vested for nominal consideration.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2007
(Shares granted in 2007 and prior years, which have not yet vested)

Stock Awards
Name	Year Granted	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(1)
Evrett W. Benton	2007 2006	24,000 Common Shares (2) 18,000 Common Shares (3)	$ $	199,200 149,400
Rosemary Esposito	2007 2006	12,000 Common Shares (4) 9,000 Common Shares (5)	$ $	99,600 74,700
Bruce J. Mackey Jr.	2007 2006	12,000 Common Shares (4) 9,000 Common Shares (5)	$ $	99,600 74,700
Maryann Hughes	2007 2006	4,000 Common Shares (6) 3,000 Common Shares (7)	$ $	33,200 24,900
Travis K. Smith	2007	4,000 Common Shares (6)		$33,200

(1)
Represents the value based upon the final 2007 closing price of our shares, which was $8.30 on December 31, 2007.

(2)
These shares are scheduled to vest as follows: 6,000 shares in November 2008, 6,000 shares in November 2009, 6,000 shares in November 2010 and 6,000 shares in November 2011. The Compensation Committee has not yet determined whether or on what terms these shares and the shares described in footnote 3 below may vest as a result of Mr. Benton's planned resignation as of May 1, 2008.

(3)
These shares will vest as follows: 6,000 shares in November 2008, 6,000 shares in November 2009, 6,000 shares in November 2010 and 6,000 shares in November 2011.

(4)
These shares will vest as follows: 3,000 shares in November 2008, 3,000 shares in November 2009 and 3,000 shares in November 2010 and 3,000 shares in November 2011.

(5)
These shares will vest as follows: 3,000 shares in November 2008, 3,000 shares in November 2009 and 3,000 shares in November 2010.

(6)
These shares will vest as follows: 1,000 shares in November 2008, 1,000 shares in November 2009, 1,000 shares in November 2010 and 1,000 shares in November 2011.

(7)
These shares will vest as follows: 1,000 shares in November 2008, 1,000 shares in November 2009 and 1,000 shares in November 2010.

OPTION EXERCISES AND STOCK VESTED FOR 2007
(Share grants which vested in 2007, including shares granted in prior years)

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Evrett W. Benton	18,666	$168,587
Rosemary Esposito	7,666	$69,007
Bruce J. Mackey Jr.	9,333	$84,294
Maryann Hughes	3,000	$27,080
Travis K. Smith	1,000	$8,900

(1)
Represents the value based upon the closing price on the 2007 dates of vesting of grants made in 2007 and prior years.

DIRECTOR COMPENSATION FOR 2007
(2007 compensation; all share grants to Directors vest at the time of grant)

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Total($)
Bruce M. Gans	$51,500	$31,440	$82,940
Barbara D. Gilmore	$39,500	$31,440	$70,940
Arthur G. Koumantzelis	$43,000	$31,440	$74,440
Gerard M. Martin	—	$31,440	$31,440
Barry M. Portnoy	—	$31,440	$31,440

(1)
Represents the value based upon the closing price on the date of grant.

        Each Independent Director receives an annual fee of $25,000 for services as a Director, plus a fee of $500 for each meeting attended. Up to two $500 fees are paid if a Board meeting and one or more Board committee meetings are held on the same date. The chairpersons of our Quality of Care Committee, Audit Committee, Compensation Committee and Nominating and Governance Committee receive an additional $12,500, $7,500, $3,500 and $3,500, respectively each year. In addition, each

Director receives a grant of 4,000 of our common shares as part of his or her annual compensation. We generally reimburse all our Directors for travel expenses incurred in connection with their duties as Directors.

        Our Board believes it is important to align the interests of Directors with those of our shareholders and for Directors to hold equity ownership positions in our company. Accordingly, our Board believes that a portion of each Director's compensation should be paid in shares. In determining the amount and composition of such compensation, our Board considers the compensation of Directors and directors of other comparable enterprises, both with respect to size and industry.

        Historically, each year our Board has reviewed the compensation paid to our Directors and determined both the amount of such compensation and the allocation of such compensation between equity based awards and cash. Our Managing Directors do not receive any compensation for their services as Directors, other than common share grants.

Audit Committee Report

        In the course of our oversight of the company's financial reporting process, we have: (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2007; (2) discussed with Ernst & Young LLP, the company's independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended; (3) received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; (4) discussed with the independent registered public accounting firm its independence; and (5) considered whether the provision of nonaudit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

        Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

                      AUDIT COMMITTEE
                      Arthur G. Koumantzelis, Chair
                      Bruce M. Gans, M.D.
                      Barbara D. Gilmore

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information regarding the beneficial ownership of our common shares as of March 18, 2008 by (1) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common shares; (2) each of our Directors and executive officers who served at any time during 2007; and (3) each of our current Directors and executive officers as a group. Unless otherwise indicated, we believe that each owner named below has sole voting and investment power for all common shares shown to be beneficially owned by that person or entity, subject to the matters set forth in the footnotes to the table below.

	Beneficial Ownership(1)
Name and Address(2)	Number of Shares	Percent
Beneficial Owners of More Than 5% of Our Common Shares
Wells Fargo & Company(3)	1,990,752	6.3%
Aberdeen Asset Management PLC(4)	1,688,079	5.3%
Highbridge Capital Management, LLC(5)	1,742,179	5.2%
Lazard Asset Management LLC(6)	2,100,893	6.6%
Great Point Partners, LLC(7)	2,475,000	7.8%
Directors, Nominees and Executive Officers
Evrett W. Benton	189,405	*
Rosemary Esposito	55,000	*
Bruce M. Gans, M.D.	18,190	*
Barbara D. Gilmore	17,001	*
Maryann Hughes	23,000	*
Arthur G. Koumantzelis	18,225.6	*
Bruce J. Mackey Jr.	60,018.2	*
Gerard M. Martin(8)	155,371.9	*
Barry M. Portnoy(9)	190,371.9	*
Travis K. Smith	5,000	*
All current Directors, nominees and executive officers as a group (ten persons)(8)(9)	731,583.6	2.3%

*
Less than 1% of our common shares.

(1)
Our charter places restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class of our equity shares. Additionally, the terms of our leases with SNH and our agreement with RMR contain provisions whereby our rights under these agreements may be cancelled by SNH and RMR, respectively, upon the acquisition by any person or group of more than 9.8% of our voting stock or upon other change in control events, as defined. If the violation of these ownership limitations causes a lease or contract default, shareholders causing the default may become liable to us or to other shareholders for damages.

(2)
The address of each of our Directors, nominees and executive officers is c/o Five Star Quality Care, Inc., 400 Centre Street, Newton, Massachusetts 02458.

(3)
This information is as of December 31, 2007, and is based solely on a Schedule 13G filed with the SEC on February 1, 2008. These common shares are held by Wells Fargo & Company, or Wells

  Fargo. Wells Fargo has reported that it, and its subsidiaries, has beneficial ownership over 1,990,752 shares, sole voting authority over 1,967,732 shares, sole dispositive authority over 1,988,732 shares and shared dispositive authority over 20 shares. The address of Wells Fargo is 420 Montgomery Street, San Francisco, California 94163.

(4)
This information is as of December 31, 2007, and is based solely on a Schedule 13G filed with the SEC on January 24, 2008. These common shares are held by Aberdeen Asset Management PLC, or Aberdeen. Aberdeen has reported that it has beneficial ownership over 1,688,079 shares and sole voting authority over 1,688,079 shares. The address of Aberdeen is 10 Queens Terrace, Aberdeen, Scotland.

(5)
This information is as of December 31, 2007, and is based solely on a Schedule 13G/A filed with the SEC on January 23, 2008. 1,742,179 common shares are beneficially owned by Highbridge Capital Management, LLC, or Highbridge. Highbridge has reported that it has shared voting authority and shared dispositive authority over 203,717 shares and 1,538,462 shares issuable upon conversion of $20,000,000 principal amount of 3.75% Convertible Senior Notes due 2026, or the Notes. Under applicable regulatory definitions, Highbridge, as well its Chief Investment Officer, Henry Swieca, and its Chief Executive Officer, Glenn Dubin, may be deemed to have beneficial ownership of the following securities owned by entities for which Highbridge is the trading manager: 1,461,538 common shares issuable upon conversion of $19,000,000 principal amount of Notes held by Highbridge International LLC, 76,923 common shares issuable upon conversion of $1,000,000 principal amount of Notes held by Highbridge Convertible Arbitrage Master Fund, L.P., 165,484 common shares held by Highbridge Statistical Opportunities Master Fund, L.P., and 38,233 common shares held by Star, L.P. The address of Highbridge is 9 West 57th Street, 27th Floor, New York, New York 10019.

(6)
This information is as of December 31, 2007, and is based solely on a Schedule 13G/A filed with the SEC on February 7, 2008. These common shares are held by Lazard Asset Management, or Lazard. Lazard has reported that it has beneficial ownership over 2,100,893 shares, sole voting authority over 2,061,194 shares and sole dispositive authority over 2,100,893 shares. The address of Lazard is 30 Rockefeller Plaza, New York, New York 10112.

(7)
This information is as of December 31, 2007, and is based solely on a Schedule 13G/A filed with the SEC on February 14, 2008. These common shares are held by Great Point Partners, LLC, or Great Point. Great Point has reported that it has beneficial ownership over 2,475,000 shares, shared voting authority and shared dispositive authority over 2,475,000 shares owned by Biomedical Value Fund, L.P., or BVF, and Biomedical Offshore Value Fund, Ltd., or BOVF, as set forth below. Great Point is the investment manager of BVF and by virtue of such status may be deemed to be the beneficial owner of the 1,336,502 common shares of the company owned by BVF, or the BVF Shares. Great Point is the investment manager of BOVF and by virtue of such status may be deemed to be the beneficial owner of the 1,138,498 common shares owned by BOVF, or the BOVF Shares. Each of Jeffrey R. Jay, M.D., or Dr. Jay, as senior managing member of Great Point, and Mr. David Kroin, or Mr. Kroin, as special managing member of Great Point, has voting and investment power with respect to each of the BOVF Shares and the BVF Shares, and therefore may be deemed to be the beneficial owner of such shares. The address of Great Point is 165 Mason Street, 3rd Floor, Greenwich, Connecticut, 06830.

(8)
Includes 143,000 common shares owned directly by Mr. Martin and 12,371.9 common shares owned by a corporation of which Mr. Martin is the sole stockholder.

(9)
Includes 143,000 common shares owned directly by Mr. Portnoy and 12,371.9 common shares owned by a corporation of which Mr. Portnoy is the sole stockholder. Mr. Portnoy is the majority beneficial owner and the Chairman of RMR, the manager of SNH. SNH, of which Mr. Portnoy is a Managing Trustee, owns 35,000 common shares. Under applicable regulatory definitions, Mr. Portnoy, a Managing Trustee of SNH and Chairman of RMR, may be deemed to have beneficial ownership of SNH's 35,000 common shares; however, Mr. Portnoy disclaims beneficial ownership of such common shares.

Related Person Transactions and Company Review of Such Transactions

        We have adopted written Governance Guidelines which address, among other things, the consideration and approval of any related person transactions. Under these Governance Guidelines, we may not enter into any transaction in which any Managing Director or executive officer, any member of the immediate family of any Managing Director or executive officer or any other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our Board and our Board reviews, authorizes, approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Directors, even if the disinterested Directors constitute less than a quorum. The Governance Guidelines further provide that, in determining whether to approve or ratify a transaction, our Board should act in accordance with any applicable provisions of our charter, consider all of the relevant facts and circumstances, and approve only those transactions that are fair and reasonable to us. All related person transactions described below, including those which predated the adoption of our Governance Guidelines, were reviewed and approved by a majority of the disinterested Directors.

        We were a 100% owned subsidiary of SNH before December 31, 2001. On December 31, 2001, SNH distributed substantially all of our then outstanding shares to its shareholders. In order to effect this spin off and to govern relations after the spin off, we entered into a number of agreements with SNH and others. At the time of our spin off from SNH, all of the persons serving as our Directors were trustees of SNH. One of our Managing Directors, Mr. Portnoy, is currently a Managing Trustee of SNH.

        Of the 161 senior living communities we operated on December 31, 2007, 142 are leased from SNH for total annual minimum rent of $118.3 million. In addition, we also lease our two rehabilitation hospitals from SNH for a total minimum rent of $10.6 million.

        Since January 1, 2007, we have entered into several transactions with SNH, including:

  •
  In March 2007, we agreed with SNH that it should sell two assisted living communities in Pennsylvania, which we lease from SNH. We and SNH are in the process of selling these assisted living communities and, upon their sale, our annual rent payable to SNH will decrease by 9.5% of the net proceeds of the sale to SNH in accordance with the terms of the lease.

  •
  During 2007, as permitted by our leases with SNH, we sold to SNH, at cost, approximately $47.7 million of improvements made to properties leased from SNH, and, as a result, our annual rent payable to SNH increased by approximately $4.5 million.

  •
  In January, February and March 2008, we leased nine senior living communities with 1,032 units which SNH acquired from third parties. Eight of these communities are assisted living communities (one of which offers some skilled nursing services and one of which offers some independent living services) and one is a continuing care retirement community which offers independent living, assisted living and skilled nursing services. Our rent payable to SNH for these nine communities is $10.8 million per year, plus future increases calculated as a percentage of the revenue increases for all of these communities after 2009. We added these communities to our existing lease with SNH which has a term ending in 2020, with renewal options thereafter.

  •
  We currently intend to lease from SNH 15 additional senior living communities with a total of 772 units which SNH has agreed to purchase from two unrelated parties. All of these communities are assisted living communities. We expect our rent to SNH for these 15 communities to be $11.9 million per year, plus future increases calculated as a percentage of the revenue increases at these communities after 2009. SNH's purchase and our lease of these properties are contingent upon further diligence, consent from mortgage lenders and other customary closing conditions. We can provide no assurance that we will lease these properties.

  •
  We are currently negotiating amendments to our leases with SNH which may change the terms of the leases and the rent adjustments applicable to capital investments by SNH in our leased properties and may reconfigure which facilities are included in each lease. We can provide no assurance that these negotiations will result in any changes to our leases.

        RMR provides certain management and administrative services to us under a shared services agreement. RMR is compensated at an annual rate equal to 0.6% of our total revenues. Aggregate fees earned by RMR for services during 2007, 2006 and 2005, were $6.1 million, $4.9 million and $4.7 million, respectively. RMR also provides the internal audit function for us and for other publicly owned companies to which it provides management services. Our Audit Committee appoints our Director of Internal Audit, and our Compensation Committee approves his salary. Our Compensation Committee also approves the costs we pay with respect to our internal audit function. Our share of RMR's costs in providing that function for the years ended 2007, 2006 and 2005 was $169,000, $173,000 and $106,938, respectively. The fact that RMR has responsibilities to other entities, including our most significant landlord, SNH, could create conflicts; and in the event of such conflicts between SNH and us, our shared services agreement with RMR allows RMR to act on behalf of SNH rather than on our behalf. RMR is beneficially owned by Messrs. Barry M. Portnoy, one of our Managing Directors, and his son, Adam D. Portnoy, who is President and Chief Executive Officer and a Director of RMR and a Managing Trustee of SNH. Messrs. Barry Portnoy and Gerard Martin, our Managing Directors, are Directors of RMR.

        Our Chief Executive Officer and Chief Financial Officer are also officers and employees of RMR. These officers devote a substantial majority of their business time to our affairs and the remainder to RMR's business which is separate from our business. We believe the compensation we paid to these officers reasonably reflects their division of business time; however, periodically, these individuals may divide their business time differently than they do currently and their compensation from us may become disproportionate to this division.

        RMR is the owner of the buildings in which our corporate headquarters is located. This lease expires in 2011. We recorded rent, which includes our proportional share of utilities and real estate taxes, under this lease during 2007, 2006 and 2005 of $1.3 million, $938,000 and $711,000, respectively.

This lease has been amended at various times to take into account our needs for increasing space and all amendments to this lease have been approved by our Independent Directors.

        One of our hospitals' outpatient clinics leases space from HRPT, a company managed by RMR. We recorded rent, which includes our proportional share of utilities and real estate taxes, under this lease during 2007 and 2006 of $52,275 and $8,388, respectively.

        In December 2006, we began leasing space for a regional office in Atlanta, Georgia from HRPT. This lease expires in 2011. We recorded rent, which includes our proportional share of utilities and real estate taxes, under this lease during 2007 and 2006 of $61,000 and $5,000, respectively.

        We believe that all our transactions with related parties are on reasonable commercial terms. We also believe that our relationship with SNH and RMR benefits us and, in fact, provide us competitive advantages in operating and growing our businesses. Moreover, all transactions between us and related parties, including SNH, RMR and their affiliates, are approved by our Independent Directors. Our Audit and Compensation Committee are composed solely of Directors who are independent to RMR.

        Wells Fargo Bank, N.A., an affiliate of Wells Fargo & Company, is the transfer agent and registrar for our common shares. Wells Fargo & Company beneficially owns more than 5% of our common shares.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee is currently, or has been, at any time since our formation, an officer or employee of the company. No interlocking relationship exists between any member of our Board or the Compensation Committee and any member of the board or compensation committee of any other company. Members of our Compensation Committee serve as independent trustees or directors and compensation committee members of other public companies managed by or affiliated with RMR.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that our Directors, executive officers and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership of securities with the SEC and the AMEX. Our executive officers, Directors and greater than 10% shareholders are required to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of these reports furnished to us or written representations that no such reports were required, we believe that, during 2007, all filing requirements applicable to our executive officers, Directors and greater than 10% shareholders were timely met.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for 2006 and 2007. A representative of Ernst & Young LLP is expected to be present at our annual meeting, with the opportunity to make a statement if he or she desires to do so. This representative will be available to respond to appropriate questions from shareholders who are present at our annual meeting.

        The fees for services provided by Ernst & Young LLP to us in the last two fiscal years were as follows:

	FY 2006	FY 2007
Audit Fees	$1,072,500	$863,036
Audit Related Fees	80,920	—
Tax Fees	60,000	25,000

Subtotal	$1,213,420	$888,036
All Other Fees	—	—

Ernst & Young LLP Total Fees	$1,213,420	$888,036

        Our Audit Committee has established policies and procedures which are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence. Under these policies, no services may be undertaken by our independent registered public accounting firm unless the engagement is specifically approved by our Audit Committee or the services are included within a category which has been pre-approved by our Audit Committee. The maximum charge for services is established by the Audit Committee when the specific engagement or the category of services is approved or pre-approved. In certain circumstances, our management is required to notify the Audit Committee when pre-approved services are undertaken and the Committee or its chairperson may approve amendments or modifications to the engagement or the maximum fees. Our Director of Internal Audit is responsible to report to our Audit Committee regarding compliance with these policies and procedures.

        Our Audit Committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC rules. In other circumstances, our Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers and whether the services are consistent with the Public Company Accounting Oversight Board Rules.

        All services for which we engaged our independent registered public accounting firm in 2006 and 2007 were approved by our Audit Committee. The total fees we paid to Ernst & Young LLP for services in 2006 and 2007 are set forth above. Audit related fees for 2006 were for services provided to us for the audit of our Five Star Quality Care, Inc. 401(k) Retirement Plan, an audit of one of our captive insurance companies and diligence services provided to us in connection with our various acquisitions. The tax fees in 2006 and 2007 were for services involved in reviewing our tax reporting and tax compliance procedures. Our Audit Committee approved the engagement of Ernst & Young LLP to provide these non-audit services because it determined that Ernst & Young LLP's providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, more quickly and at a lower cost than we could obtain these services from other providers.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other record holders of our common shares may participate in the practice of "householding" proxy statements, annual reports and notices of internet availability of those documents. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement, annual report or notice of internet availability may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of any of those documents to you if you call or write to us at the following address or telephone number: Investor Relations, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458, telephone (617) 796-8387. If you want to receive separate copies of our proxy statement, annual report or notice of internet availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

        At this time, we know of no other matters which will be brought before our annual meeting. However, if other matters properly come before our annual meeting or any postponement or adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the proxy, the persons named in the proxy will vote the proxy in accordance with their discretion on those matters.

                      By Order of the Board

                      EVRETT W. BENTON, Secretary

Newton, Massachusetts
March 31, 2008

IMPORTANT

        If your shares are held in your own name, please complete a proxy over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability that you received in the mail, or request, complete and return a proxy card, today. If your shares are held in "street name," you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. You may provide instructions to your bank, nominee or other institution over the internet or by telephone if your broker, bank, nominee or other institution offers these options, or you may return a proxy card to your broker, bank or other institution and contact the person responsible for your account to ensure that a proxy is voted on your behalf. If you have any questions or need assistance in voting your shares, please call the firm assisting the company in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Banks and Brokers Call Collect at (212) 750-5833
Shareholders Call Toll Free at (877) 825-8971

Five Star Quality Care, Inc. ANNUAL MEETING OF SHAREHOLDERS Thursday, May 15, 2008 2:30 p.m. 400 Centre Street Newton, MA 02458 Five Star Quality Care, Inc. 400 Centre Street Newton, MA 02458-2076	Proxy

Important Notice Regarding Internet Availability of Proxy Materials:  The proxy materials for the Five Star Quality Care, Inc. Annual Meeting of Shareholders, including our annual report and the proxy statement, are available over the internet.  To view the proxy materials or vote online or by telephone, please follow the instructions on the Notice Regarding the Availability of Proxy Materials.

This proxy is solicited on behalf of the Board of Directors of Five Star Quality Care, Inc. for use at the Annual Meeting on May 15, 2008.

The undersigned shareholder of Five Star Quality Care, Inc., a Maryland corporation, or the company, hereby appoints Bruce J. Mackey, Gerard M. Martin and Barry M. Portnoy, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the annual meeting of shareholders of the company to be held at the company’s offices at 400 Centre Street, Newton, Massachusetts, on Thursday, May 15, 2008, at 2:30 p.m., and any adjournment or postponement thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of the annual meeting of shareholders and of the accompanying Proxy Statement, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF.  IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE NOMINEES FOR DIRECTOR IN ITEMS 1 AND 2.  ADDITIONALLY, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

See reverse for voting instructions.

The Board of Directors Recommends a Vote “FOR” the Proposal in Items 1 and 2.

1. To elect one Independent Director in Group I to our Board.	Nominee: Barbara D. Gilmore, R.N.	☐	FOR	☐	WITHHOLD

2. To elect one Managing Director in Group I to our Board.	Nominee: Barry M. Portnoy	☐	FOR	☐	WITHHOLD

3.               In their discretion, the Proxies are authorized to vote and otherwise represent the undersigned on such other matters as may properly come before the meeting or at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR IN ITEMS 1 AND 2.  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Signature(s) in Box	Date	Signature (Joint Owners)	Date

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer indicating title. If a partnership, please sign in partnership name by authorized person indicating title.)

QuickLinks

INTRODUCTION
Items 1 and 2. ELECTION OF DIRECTORS
  Item 1: Election of One Independent Director
  Item 2: Election of One Managing Director
SOLICITATION OF PROXIES
DIRECTORS AND EXECUTIVE OFFICERS
BOARD OF DIRECTORS
BOARD COMMITTEES
COMMUNICATIONS WITH DIRECTORS
SELECTION OF CANDIDATES FOR DIRECTORS; SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND PROPOSALS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION TABLES
SUMMARY COMPENSATION TABLE FOR 2007 AND 2006
GRANTS OF PLAN BASED AWARDS FOR 2007 (Shares granted in 2007, including vested and unvested grants)
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2007 (Shares granted in 2007 and prior years, which have not yet vested)
OPTION EXERCISES AND STOCK VESTED FOR 2007 (Share grants which vested in 2007, including shares granted in prior years)
DIRECTOR COMPENSATION FOR 2007 (2007 compensation; all share grants to Directors vest at the time of grant)
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS
IMPORTANT